Exhibit 2.3
                                                                         ANNEX B

                         AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER ("PLAN OF MERGER") dated June 28, 2000, pursuant to Section 251 of the Delaware General Corporation Law, as amended (the "DGCL"), is among iExalt, Inc., a Nevada corporation ("iEXALT"), PBH Combination Corp., a Delaware corporation ("MERGER SUB"), and Premier Behavioral Healthcare, Inc., a Delaware corporation ("PBH" or the "SURVIVING CORPORATION"). Merger Sub and PBH are hereinafter together referred to as the "MERGING CORPORATIONS".

                             W I T N E S S E T H:

      WHEREAS, iExalt is a corporation duly organized and validly existing under the laws of the State of Nevada, and has authorized capital stock consisting of
(i) 100 million shares of common stock, $.001 par value per share ("iEXALT COMMON STOCK"), of which 27,390,409 shares are issued and outstanding, and (ii) 20 million shares of Preferred Stock, $.001 par value per share, none of which are issued or outstanding;

      WHEREAS, Merger Sub is a corporation duly organized and validly existing under the laws of the State of Delaware, and has authorized capital stock consisting of 1,000 shares of common stock, $.01 par value per share ("MERGER SUB COMMON STOCK"), of which 1,000 shares are issued and outstanding and owned and held by iExalt;

      WHEREAS, PBH is a corporation duly organized and validly existing under the laws of the State of Delaware, and has authorized capital stock consisting of 10,000 shares of common stock, $1.00 par value per share ("PBH COMMON STOCK"), of which 778 shares are issued and outstanding and 272 shares are issued and held in treasury;

      WHEREAS, the respective Boards of Directors of the Merging Corporations deem it advisable and in the best interests of the respective Merging Corporations and their respective stockholders that Merger Sub be merged with and into PBH (the "MERGER"), with PBH to be the surviving corporation of the Merger and to continue in existence after the Merger as authorized by the laws of the State of Delaware, under and pursuant to the terms and conditions set forth in this Plan of Merger, and the Board of Directors of each of the Merging Corporations has duly approved this Plan of Merger and recommended its approval to the respective stockholders of the Merging Corporations; and

      WHEREAS, simultaneously with the execution of this Plan of Merger, iExalt, Merger Sub, PBH and the stockholders of PBH have entered into an Agreement and Plan of Reorganization of even date herewith (the "REORGANIZATION AGREEMENT"), which provides for, among other things, the execution of this Plan of Merger by iExalt, Merger Sub and PBH;

      NOW, THEREFORE, for the purpose of setting forth the terms and conditions of the Merger, the mode of carrying the Merger into effect, and such other details and provisions concerning the Merger as are deemed necessary or desirable, the parties to this Plan of Merger hereby agree, subject to the approval of this Plan of Merger by the requisite consent of the stockholders of each of the Merging Corporations, and subject to the conditions hereinafter set forth, as follows:

      1. MERGER. At the Effective Time, Merger Sub shall be merged with and into PBH, with PBH to be the surviving corporation which after the Effective Time shall continue its corporate existence as a Delaware corporation to be governed by the laws of the State of Delaware.

      2. TERMS AND CONDITIONS OF MERGER. At the Effective Time:

            (i) the Merging Corporations shall be a single corporation, which shall be PBH, the corporation designated in this Plan of Merger as the surviving corporation;

            (ii) the separate corporate existence of Merger Sub shall cease; and

            (iii) the Merger shall have the effects stated in Sections 259, 260 and 261 of the DGCL.

      3. EFFECT OF THE MERGER ON CAPITAL STOCK. As of the Effective Time, as a result of the Merger and without any action on the part of any holder thereof:

            (i) each holder of PBH Common Stock which is issued and outstanding immediately prior to the Effective Time shall automatically be entitled to receive that number of shares of iExalt Common Stock set forth opposite their respective names on SCHEDULE 3(I) attached hereto, for a total of 273,932 fully paid and nonassessable shares of issued and outstanding iExalt Common Stock, plus the right to receive, if earned the Contingent Shares described in paragraph (iv) below, and each holder's shares of PBH Common Stock issued and outstanding immediately prior to the Effective Time shall automatically cease to be outstanding and to exist, and shall be canceled and retired;

            (ii) each share of PBH Common Stock held in the treasury of PBH shall be canceled and retired;

            (iii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of Common Stock, par value $1.00 per share, of the Surviving Corporation, and the shares of Common Stock of the Surviving Corporation resulting from such conversion will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation; and

            (iv) in addition to the iExalt Common Stock issuable under Section 3(i) above, the holders of PBH Common Stock immediately prior to the Effective Time shall be entitled to receive up to an additional 284,076 shares of iExalt Common Stock ("CONTINGENT SHARES") upon PremierCare, L.L.C. (i) collecting certain accounts receivable within six months after the Effective Time and (ii) achieving certain EBITDA levels during the two-year period after the Effective Time, as is more fully described in Section 2.3 of the Reorganization Agreement.

      Upon and after the Effective Time, no transfer of shares of PBH Common Stock issued and outstanding immediately before the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

      Each holder of a certificate representing shares of PBH Common Stock immediately before the Effective Time will, as of the Effective Time and thereafter, cease to have any rights respecting those shares other than the right to receive, without interest, the shares of iExalt Common Stock into which his shares of PBH Common Stock shall have been converted as a result of the Merger.

      4. DELIVERY, EXCHANGE AND PAYMENT.

      (A) SURRENDER OF CERTIFICATES. At or after the Effective Time: (i) each holder of an outstanding certificate or certificates previously representing shares of PBH Common Stock ("PBH STOCKHOLDER"), will, on surrender of his certificate to iExalt, receive a certificate representing the number of shares of iExalt Common Stock into which such shares of PBH Common Stock shall have been converted as a result of the Merger, and (ii) until any certificate representing PBH Common Stock is surrendered pursuant to this Section 4, that certificate will, for all purposes, be deemed to evidence ownership of the number of whole shares of iExalt Common Stock issuable in respect of that certificate under Sections 3 and 5. All shares of iExalt Common Stock issuable in the Merger will be deemed for all purposes to have been issued by iExalt at the Effective Time.

      (B) CERTAIN TRANSFERS. In the event of a transfer of ownership of shares of PBH Common Stock that is not registered in the transfer records of PBH, the certificate representing shares of iExalt Common Stock issuable in respect of such shares of PBH Common Stock may be issued to a transferee if the certificate representing such shares of PBH Common Stock is presented to iExalt's transfer agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to iExalt and its transfer agent that any applicable stock transfer taxes have been paid.

      (C) LOST CERTIFICATES. If any certificate representing shares of PBH Common Stock shall have been lost, stolen or destroyed, upon receipt of (i) an affidavit of that fact from the PBH Stockholder claiming the certificate to be lost, stolen or destroyed, (ii) such bond, security or indemnity as iExalt or its transfer agent may reasonably require, and (iii) any other documentation necessary to evidence and effect the bona fide exchange thereof, iExalt shall cause its transfer agent to issue to such PBH Stockholder a certificate representing the shares of iExalt Common Stock into which the shares of PBH Common Stock represented by the lost, stolen or destroyed certificate would have been exchanged.

      (D) DIVIDENDS AND DISTRIBUTIONS. No dividends (or interest) or other distributions declared or earned after the Effective Time with respect to iExalt Common Stock and payable to the holders of record thereof after the Effective Time will be paid to the holder of any unsurrendered certificate representing shares of PBH Common Stock for which shares of iExalt Common Stock have been issued in the Merger until the unsurrendered certificates are surrendered as provided herein, but (i) on such surrender, iExalt will cause to be paid, to the person in whose name the certificate representing such shares of iExalt Common Stock shall then be issued, the amount of dividends or other distributions previously paid with respect to such whole shares of iExalt Common Stock with a record date, or which have accrued, subsequent to the Effective Time, but prior to surrender, and (ii) at the appropriate payment date or as soon as practicable thereafter, iExalt will cause to be paid to that person the amount of dividends or other distributions with a record date, or which have been accrued, subsequent to the Effective Time, but which are not payable until a date subsequent to surrender, which are payable with respect to such number of whole shares of iExalt Common Stock, subject in all cases to any applicable escheat laws. No interest will be payable with respect to the payment of such dividends or other distributions on surrender of outstanding certificates.

      5. NO FRACTIONAL SHARES. Notwithstanding any other provision of this Plan of Merger, no certificates for fractional share interests of iExalt Common Stock will be issued.

      6. CERTIFICATE OF INCORPORATION, BYLAWS, DIRECTORS, COMMITTEES AND
OFFICERS.

      (A) CERTIFICATE OF INCORPORATION. At the Effective Time, Article Fourth of the Certificate of Incorporation of PBH shall be amended to read in its entirety as follows:

      "FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is ten thousand (10,000) shares of Common Stock of the par value of $.01 per share."

      From and after the Effective Time, the Articles of Incorporation of PBH, as existing immediately before the Effective Time and as so amended by this Plan of Merger, shall be the Certificate of Incorporation of the Surviving Corporation, subject to the right of the Surviving Corporation to amend its Certificate of Incorporation after the Effective Time in accordance with such Certificate of Incorporation and the DGCL.

      (B) BYLAWS. From and after the Effective Time of the Merger, the bylaws of PBH, as in effect immediately prior to the Effective Time of the Merger, shall be the bylaws of the Surviving Corporation, until changed or amended as provided therein.

      (C) DIRECTORS. From and after the Effective Time, the directors of the Surviving Corporation shall be Jack I. Tompkins, Kirwin L. Drouet, James W. Carroll and Donald W. Sapaugh. If before the Effective Time, any one or more of such persons dies or refuses or becomes unable to serve as a director, then the remaining named persons shall be the directors of the Surviving Corporation from and after the Effective Time. The directors of the Surviving Corporation shall hold office subject to the provisions of the DGCL and the Certificate of Incorporation and bylaws of the Surviving Corporation.

      (D) COMMITTEES. From and after the Effective Time, all committees of the Board of Directors of the Surviving Corporation shall be as from time to time established and appointed by the Board of Directors of the Surviving Corporation after the Effective Time, subject to the provisions of the DGCL and the bylaws of the Surviving Corporation.

      (E) OFFICERS. From and after the Effective Time, the officers of the Surviving Corporation shall be as set forth below:


                  Chief Executive Officer and President    Jack I. Tompkins
                  Chief Operating Officer, Executive

                  Vice President and Assistant Secretary   Kirwin L. Drouet
                  Chief Financial Officer, Vice

                  President and Secretary                  James W. Carroll

      All other officers of the Surviving Corporation shall be as elected by its Board of Directors at its first meeting following the Effective Time. From and after the Effective Time, the officers of the Surviving Corporation shall hold office subject to the provisions of the DGCL and the bylaws of the Surviving Corporation.

      7. APPROVAL AND EFFECTIVE TIME OF MERGER. This Plan of Merger shall be submitted to the stockholders of each of the Merging Corporations as provided by the DGCL. After the approval of this Plan of Merger by the stockholders of each Merging Corporation in accordance with the requirements of the DGCL, all required documents shall be executed, filed and recorded and all required acts shall be done in order to accomplish the Merger under the provisions of the DGCL and this Plan of Merger. The Merger shall become effective as of the Effective Time set forth in the certificate of merger filed by the Surviving Corporation with the Secretary of State of the State of Delaware (the "EFFECTIVE TIME").

      8. OTHER PROVISIONS.

      (A) FURTHER ASSURANCES. If at any time PBH shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm, or record or otherwise, in PBH the title to any property or rights of Merger Sub acquired or to be acquired by or as a result of the Merger, the proper officers and directors of the Merging Corporations, respectively, shall be, and they hereby are, severally and fully authorized to execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper in the name of PBH or Merger Sub to vest, perfect or confirm title to such property or rights in PBH and otherwise carry out the purposes of this Plan of Merger.

      (B) TERMINATION. This Plan of Merger may be terminated at any time before the Effective Time of the Merger, whether before or after action thereon by the stockholders of the Merging

Corporations (if such stockholder approval is required), by mutual consent of the Merging Corporations, expressed by action of their respective Boards of Directors. This Plan of Merger shall be automatically abandoned upon the valid termination of the Reorganization Agreement, in accordance with the terms thereof, prior to the filing of the certificate of merger referred to in Section 7 of this Plan of Merger with the Secretary of State of the State of Delaware.

      (C) COUNTERPARTS. For the convenience of the parties and to facilitate the filing and recording of this Plan of Merger, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.

      (D) AMENDMENTS. The Merging Corporations, by mutual consent of their respective Boards of Directors, and to the extent permitted by law, may amend, modify, supplement and interpret this Plan of Merger in such manner as may be mutually agreed upon by them in writing at any time before or after adoption thereof by their respective stockholders, and, in the case of an interpretation, the actions of such Boards shall be binding.

                           [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed as of the date first above written.

                                    iEXALT, INC.

                                    By: /s/ JACK I. TOMPKINS
                                            Jack I. Tompkins,
                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                    PBH COMBINATION CORP.

                                    By: /s/ JACK I. TOMPKINS
                                            Jack I. Tompkins,
                                            PRESIDENT

                                    PREMIER BEHAVIORAL HEALTHCARE, INC.

                                    By: /s/ DONALD W. SAPAUGH
                                    Name:   Donald W. Sapaugh
                                    Title:  CHAIRMAN